KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH  43215-2568
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated December 18, 2025, with respect to the financial statements and financial highlights of Davis Select U.S. Equity ETF, Davis Select Financial ETF, Davis Select Worldwide ETF, and Davis Select International ETF (each a series of Davis Fundamental ETF Trust), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
Columbus, Ohio
February 25, 2026